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                                                                  EXHIBIT 15.1


June 14, 2001

To the Shareholders
Overseas Shipholding Group, Inc.

We are aware of the inclusion in the Registration Statement (Form S-3 No. 333-62702) of Overseas Shipholding Group, Inc. for the registration of 5,000,000 shares of its common stock of our report dated May 7, 2001 relating to the unaudited condensed consolidated balance sheets of Overseas Shipholding Group, Inc. at March 31, 2001 and December 31, 2000 and the related unaudited condensed consolidated statements of income, cash flows and changes in shareholders' equity for the three month periods ended March 31, 2001 and 2000 that are included therein.

                                                          ERNST & YOUNG LLP